April 2022

Pricing Supplement No. 4,743

Registration Statement Nos. 333-250103; 333-250103-01

Dated April 20, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the shares of the Invesco DB Agriculture Fund, which we refer to as the underlying commodity shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity shares, subject to the maximum payment at maturity. However, if the underlying commodity shares have depreciated in value, investors will lose 1% for every 1% decline in the share price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek a return based on the performance of the underlying commodity shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of appreciation of the underlying commodity shares. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 25, 2023
Valuation date:	May 22, 2023, subject to postponement for non-trading days and certain market disruption events
Underlying commodity shares:	Shares of the Invesco DB Agriculture Fund (the “Fund”)
Aggregate principal amount:	$2,260,000
Payment at maturity:

If the final share price is greater than the initial share price:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final share price is less than or equal to the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Leverage factor:	150%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$22.65, which is the closing price of one underlying commodity share on the pricing date
Final share price:	The closing price of one underlying commodity share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying commodity shares
Maximum payment at maturity:	$1,215.00 per PLUS (121.50% of the stated principal amount)
Stated principal amount / Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	April 20, 2022
Original issue date:	April 25, 2022 (3 business days after the pricing date)
CUSIP / ISIN:	61773QN54 / US61773QN544
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$952.40 per PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per PLUS	$1,000	$15	$985
Total	$2,260,000	$33,900	$2,226,100

(1) Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2) See “Use of proceeds and hedging” on page 21.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the PLUS” and “Additional Information About the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for PLUS dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023 (the “PLUS”) can be used:

￭As an alternative to direct exposure to the underlying commodity shares that enhances returns for a certain range of positive performance of the underlying commodity shares, subject to the maximum payment at maturity

￭To potentially outperform the underlying commodity shares in a moderately bullish scenario

￭To achieve similar levels of upside exposure to the underlying commodity shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying commodity shares.

Maturity:	13 months
Leverage factor:	150% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$1,215.00 per PLUS (121.50% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None
Listing:	The PLUS will not be listed on any securities exchange

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date is less than $1,000. We estimate that the value of each PLUS on the pricing date is $952.40.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying commodity shares. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity shares, instruments based on the underlying commodity shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

April 2022 Page 2

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a certain range of positive performance of the shares of the Fund, which we refer to as the underlying commodity shares. At maturity, if the underlying commodity shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity shares, subject to the maximum payment at maturity. However, if the underlying commodity shares have depreciated in value, investors will lose 1% for every 1% decline in the share price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity shares, subject to the maximum payment at maturity.
Upside Scenario

The final share price is greater than the initial share price, and, at maturity, you receive a full return of principal as well as 150% of the increase in the value of the underlying commodity shares, subject to the maximum payment at maturity of $1,215.00 per PLUS (121.50% of the stated principal amount).

For example, if the final share price is 4% greater than the initial share price, the PLUS will provide a total return of 6% at maturity.

Par Scenario	The final share price is equal to the initial share price. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The final share price is less than the initial share price, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying commodity shares over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount. For example, if the final share price is 30% less than the initial share price, the PLUS will be redeemed at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

April 2022 Page 3

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	150%
Maximum payment at maturity:	$1,215.00 per PLUS (121.50% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

The Underlying Commodity Shares
The PLUS
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the PLUS
$1,215 Maximum Payment at Maturity
PLUS Zone
$1,000 Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
14.333%
40%
60%
80%
100%
Percentage Change in the Closing Values of the Underlying Commodity Shares

See the next page for a description of how the PLUS work.

April 2022 Page 4

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How it works

￭Upside Scenario. If the final share price is greater than the initial share price, the investor would receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying commodity shares over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity of $1,215.00 per PLUS (121.50% of the stated principal amount) at a final share price of approximately 114.333% of the initial share price.

￭If the underlying commodity shares appreciate 4%, the investor would receive a 6% return, or $1,060 per PLUS.

￭If the underlying commodity shares appreciate 30%, the investor would receive only the maximum payment at maturity of $1,215.00 per PLUS, or 121.50% of the stated principal amount.

￭Par Scenario. If the final share price is equal to the initial share price, the investor would receive the $1,000 stated principal amount.

￭Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity shares. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

￭If the underlying commodity shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

April 2022 Page 5

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to an Investment in the PLUS

￭The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of any principal at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decrease in the price of the underlying commodity shares over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

￭The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,215.00 per PLUS, or 121.50% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 121.50% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than approximately 14.333% of the initial share price will not further increase the return on the PLUS.

￭The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying commodity shares and of the commodities underlying the DBIQ Diversified Agriculture Index Excess Return™ (the “share underlying index,” which is the index which the underlying commodity shares seek to track), interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity shares or commodities markets generally and which may affect the final share price of the underlying commodity shares, the occurrence of certain events affecting the underlying commodity shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying commodity shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Invesco DB Agriculture Fund Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

￭The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

April 2022 Page 6

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

￭Investing in the PLUS is not equivalent to investing in the underlying commodity shares or the commodities underlying the share underlying index. Investing in the PLUS is not equivalent to investing in the underlying commodity shares, the share underlying index or the commodities that underlie the share underlying index. Investors in the PLUS will not have rights to receive distributions or any other rights with respect to the underlying commodity shares or the commodities that underlie the share underlying index.

￭The amount payable on the PLUS is not linked to the price of the underlying commodity shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying commodity share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying commodity shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity shares prior to such drop. Although the actual price of the underlying commodity shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying commodity share on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

￭The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the

April 2022 Page 7

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying commodity shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying commodity shares or the share underlying index), including trading in the underlying commodity shares and in other instruments related to the underlying commodity shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity shares or the commodities that underlie the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price of the underlying commodity shares, and, therefore, could increase the price at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of the underlying commodity shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject

April 2022 Page 8

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity Shares

￭Investing in the PLUS exposes investors to risks associated with investments in commodities with a concentration in the agriculture industry. The PLUS are subject to certain risks applicable to the agriculture industry. The commodities included in the DBIQ Diversified Agriculture Index Excess Return™ and that are generally tracked by the underlying shares are commodities in the agricultural sector. The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally. Agricultural commodity prices are also affected by factors such as weather, disease and natural disasters.

￭Specific commodities’ prices are volatile and are affected by numerous factors specific to the agricultural market. Investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

Cocoa. Cocoa is primarily used by the confectionary industry. The majority of cocoa is produced in West African nations such as Ghana and the Ivory Coast. This region has historically been subject to periods of significant political instability, which could lead to disruptions in production and price volatility. The majority of cocoa consumption is in the European Union member nations and the United States. Any significant changes in demand for cocoa by these nations could result in substantial volatility and a decline in the price of cocoa.

Coffee. The supply of coffee can be affected by weather conditions, the health of coffee trees and harvesting practices. Historically, weather has played a major role in determining world supply. The internal policies of the governments of coffee-producing countries with regard to number of trees planted, price support programs and world export quotas can also impact the amount of coffee available for world trade. The demand for coffee is primarily determined by its price, the price and availability of substitute drinks and consumers’ tastes. The price of coffee has been extraordinarily volatile over the years. It is subject to supply disruptions such as freezing conditions in the major coffee growing regions, such as the Brazilian highlands, and to new exporters buying market share via lower prices, as was the case for Vietnam in the late 1990s and early 2000s. The intraday volatility of coffee futures is also high.

Corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Cotton #2. The price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also

April 2022 Page 9

Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.

Lean Hogs. Lean hogs refers to industrially-raised pigs or hogs that have reached the requisite weight for slaughter in the United States. Futures and options contracts on hog (barrow and gilt) carcasses (in each case, with a contract size of 40,000 pounds) are traded on the Chicago Mercantile Exchange. Lean hogs are a “non-storable” commodity, which means that the hogs can be kept in their “finished condition” (that is, ready for slaughter) for only a limited period of time. As lean hogs reach market weights, they must be sold or suffer discounts. As a result, lean hogs may experience greater price volatility than “storable” commodities. Lean hogs prices are primarily affected by the U.S. domestic demand for and supply of lean hogs, but are also influenced by speculative actions and by currency exchange rates. Lean hogs are sourced from within the United States and the United States is the largest consumer of the lean hogs. In addition, prices for lean hogs are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease, availability of and prices for livestock feed, availability of grazing land and natural disasters will also affect live lean hog prices. Demand for livestock commodities such as lean hogs has generally increased with worldwide growth and prosperity and global or U.S.-specific recessions will likely adversely affect demand for, and consequently the prices of, lean hogs.

Live Cattle and Feeder Cattle. Feeder cattle refers to cattle that are weaned calves that have been raised to be 600-800 lbs. Once a calf reaches a minimum weight, it is sent to a feedlot with the goal of putting on weight aggressively prior to slaughter. Live cattle refers to cattle that have reached the requisite weight for slaughter in the United States. Futures and options contracts on live cattle (in each case, with a contract size of 40,000 pounds) are traded on the Chicago Mercantile Exchange. Live cattle is a “non-storable” commodity, which means that the cattle can be kept in their “finished condition” (that is, ready for slaughter) for only a limited period of time. As live cattle reach market weights, they must be sold or suffer discounts. As a result, live cattle may experience greater price volatility than “storable” commodities. Live cattle prices are primarily affected by the U.S. domestic demand for and supply of live cattle, but are also influenced by speculative actions and by currency exchange rates. Live cattle are primarily sourced from within the United States, but some live cattle are transported from Mexico and Canada and the United States is the largest consumer of the live cattle. In addition, prices for live cattle are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease (e.g., Bovine Spongiform Encephalopathy, or Mad Cow Disease), availability of and prices for livestock feed, availability of grazing land and natural disasters will also affect live cattle prices. Demand for livestock commodities such as live cattle has generally increased with worldwide growth and prosperity and global or U.S.-specific recessions will likely adversely affect demand for, and consequently the prices of, live cattle.

Soybeans. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and trade, fiscal and monetary issues, more generally. Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Sugar #11. Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened food-stuffs and beverages and, to a lesser extent, by the level of demand for

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sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Sugar prices are also affected by factors such as weather, disease and natural disasters.

Wheat and Kansas Wheat. Wheat prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol, which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and, more generally, regarding fiscal and monetary issues. Wheat prices may also be influenced by or dependent on retail prices, social trends, lifestyle changes and market power. Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. Extrinsic factors affecting wheat prices include natural disasters, pestilence, wars and political and civil upheavals. China, India and the United States are the three largest suppliers of wheat crops. Russia and Ukraine are also large suppliers of wheat crops. Recently, since Russia’s invasion of Ukraine, the price of wheat has been volatile. This conflict has led to disruptions in the supply of wheat and caused fluctuations in the price of wheat, and changing geopolitical conditions and political events in Europe and elsewhere are likely to cause continued volatility in the price of wheat. In addition, in response to this invasion, the United States and other countries, as well as the European Union, have issued broad-ranging economic sanctions designed to impose pressure on Russia’s economy. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, further sanctions-related actions by the U.S. or foreign governments, could cause the price of wheat to become even more volatile and unpredictable. Any of these developments could adversely affect the price of wheat and, therefore, the value of the PLUS and the payment at maturity.

￭The Fund is subject to certain fees and expenses. The management fee and the brokerage commissions and fees of the Fund are paid first out of treasury income, money market income and treasury-bill ETF income. If the sum of the treasury income, the money market income and the treasury-bill ETF income is not sufficient to cover the fees and expenses of the Fund that are payable by the Fund during any period, the excess of such fees and expenses over such treasury income, money market income and treasury-bill ETF income will be paid out of income from futures trading, if any, or from sales of the Fund’s treasury securities and/or holdings in money market mutual funds and/or holdings in treasury-bill ETFs. The Fund holds treasury securities, money market mutual funds and treasury-bill ETFs for margin and/or cash management purposes only. The Fund is subject to fees and expenses in the aggregate amount of approximately 0.93% per annum and will appreciate only if its annual returns from futures trading, plus its annual treasury income, money market Income and treasury-bill ETF income, exceed such fees and expenses.

￭Higher future prices of commodities included in the underlying commodity shares relative to their current prices may adversely affect the value of the underlying commodity shares and the value of the PLUS. The underlying commodity shares will be composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity shares approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the underlying commodity shares may have

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historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying commodity shares may have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity shares and, accordingly, the value of the PLUS.

￭Legal and regulatory changes could adversely affect the return on and value of the PLUS. Futures contracts and options on futures contracts, including those related to the underlying commodity shares, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, they may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the PLUS.

￭Adjustments to the underlying commodity shares or to the DBIQ Diversified Agriculture Index Excess Return™ could adversely affect the value of the PLUS. As the investment adviser to the Invesco DB Agriculture Fund, Invesco Capital Management LLC (the “Managing Owner”) seeks investment results that track changes, whether positive or negative, in the DBIQ Diversified Agriculture Index Excess Return™) over time, plus the income from the Fund's holdings of U.S. treasury securities, money market funds and treasury-bill ETFs, less the Fund's expenses.. Pursuant to its investment strategy or otherwise, the Managing Owner may add, delete or substitute the commodities underlying the Invesco DB Agriculture Fund. Any of these actions could adversely affect the price of the underlying commodity shares and, consequently, the value of the PLUS. Deutsche Bank Securities, Inc. (“DBSI”) is responsible for calculating and maintaining the DBIQ Diversified Agriculture Index Excess Return™. DBSI may add, delete or substitute the commodities underlying the DBIQ Diversified Agriculture Index Excess Return™ or make other methodological changes that could change the value of the DBIQ Diversified Agriculture Index Excess Return™. DBSI may discontinue or suspend calculation or publication of the DBIQ Diversified Agriculture Index Excess Return™ at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued DBIQ Diversified Agriculture Index Excess Return™ and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

￭The performance and market price of the underlying commodity shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component commodities of the share underlying index or the net asset value per share of the underlying commodity shares. The underlying commodity shares do not fully replicate the share underlying index and may hold commodities that are different than those included in the share underlying index. In addition, the performance of the underlying commodity shares will reflect additional transaction costs and fees that are not

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included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying commodity shares and the share underlying index. In addition, because the shares of the underlying commodity shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying commodity shares may differ from the net asset value per share of such underlying commodity shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the commodities contracts underlying the underlying commodity shares may be disrupted or limited, or such commodities contracts may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying commodity shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of such underlying commodity shares, and their ability to create and redeem shares of the underlying commodity shares may be disrupted. Under these circumstances, the market price of shares of the underlying commodity shares may vary substantially from the net asset value per share of such underlying commodity shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying commodity shares may not correlate with the performance of the share underlying index, the performance of the component commodities of the share underlying index or the net asset value per share of such underlying commodity shares. Any of these events could materially and adversely affect the price of the shares of the underlying commodity shares and, therefore, the value of the PLUS. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying commodity shares on the valuation date, even if the underlying commodity shares are underperforming the share underlying index or the component commodities of the share underlying index and/or trading below the net asset value per share of such underlying commodity shares.

￭Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the the component commodities of the share underlying index that constitute the underlying commodity shares, and, therefore, the value of the PLUS.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying commodity shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying commodity shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying commodity shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.

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Invesco DB Agriculture Fund Overview

The Invesco DB Agriculture Fund is an investment trust issued by Invesco DB Multi-Sector Commodity Trust (the “Trust”), a Delaware statutory trust. The Fund seeks to track changes, whether positive or negative, in the level of the DBIQ Diversified Agriculture Index Excess Return™ over time, plus the income from the Fund's holdings of U.S. treasury securities, money market funds and treasury-bill ETFs, less the Fund's expenses. The Fund began trading on January 5, 2007. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 001-33238, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Invesco DB Agriculture Fund is accurate or complete.

All information contained in this document regarding the Trust has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Invesco Capital Management, LLC, a Delaware limited liability company, the Managing Owner of the Fund and the Trust. Deutsche Bank Securities, Inc is the index sponsor of the Fund, the Wilmington Trust Company is the sole trustee of the Trust, and Bank of New York Mellon is the custodian of the Fund. Invesco Capital Management LLC, a Delaware limited liability company, serves as Managing Owner of the Trust and the Fund, and serves as the commodity pool operator and commodity trading advisor.

The Fund issues and redeems shares only in blocks of 100,000 shares or multiples thereof in exchange for cash.

The management fee and the brokerage commissions and fees of the Fund are paid first out of treasury income, money market income and treasury-bill ETF income. If the sum of the treasury income, the money market income and the treasury-bill ETF income is not sufficient to cover the fees and expenses of the Fund that are payable by the Fund during any period, the excess of such fees and expenses over such treasury income, money market income and treasury-bill ETF income will be paid out of income from futures trading, if any, or from sales of the Fund’s treasury securities and/or holdings in money market mutual funds and/or holdings in treasury-bill ETFs. The Fund holds treasury securities, money market mutual funds and treasury-bill ETFs for margin and/or cash management purposes only. The Fund is subject to fees and expenses in the aggregate amount of approximately 0.93% per annum and will appreciate only if its annual returns from futures trading, plus its annual treasury income, money market income and treasury-bill ETF income, exceed such fees and expenses.

Information as of market close on April 20, 2022:

Bloomberg Ticker Symbol:	DBA UP	52 Week High (on 4/18/2022):	$22.84
Current Share Price:	$22.65	52 Week Low (on 7/8/2021):	$17.67
52 Weeks Ago:	$17.76

The following graph sets forth the daily closing prices of the underlying commodity shares for the period from January 1, 2017 through April 20, 2022. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying commodity shares for each quarter in the same period. The closing price of the underlying commodity shares on April 20, 2022 was $22.65. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying commodity shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying commodity shares on the valuation date.

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Shares of the Invesco DB Agriculture Fund Daily Closing Prices, January 1, 2017 to April 20, 2022

Invesco DB Agriculture Fund (CUSIP: 46140H106)	High ($)	Low ($)	Period End ($)
2017
First Quarter	20.89	19.71	19.78
Second Quarter	20.29	18.96	19.85
Third Quarter	20.26	18.48	18.98
Fourth Quarter	19.45	18.19	18.76
2018
First Quarter	19.63	18.54	18.81
Second Quarter	19.54	17.76	18.03
Third Quarter	17.91	16.85	16.91
Fourth Quarter	17.77	16.90	16.94
2019
First Quarter	17.31	16.21	16.47
Second Quarter	16.99	15.55	16.57
Third Quarter	16.89	14.84	15.86
Fourth Quarter	16.83	15.63	16.56
2020
First Quarter	16.53	13.63	14.07
Second Quarter	13.93	13.16	13.51
Third Quarter	14.98	13.39	14.74
Fourth Quarter	16.14	14.54	16.14
2021
First Quarter	17.61	16.02	16.94
Second Quarter	19.33	16.91	18.63
Third Quarter	19.41	17.67	19.12
Fourth Quarter	20.31	18.98	19.75
2022
First Quarter	22.25	19.67	21.88
Second Quarter (through April 20, 2022)	22.84	21.74	22.65

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This document relates only to the PLUS referenced hereby and does not relate to the underlying commodity shares. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying commodity shares (and therefore the price of the underlying commodity shares at the time we priced the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying commodity shares.

The PLUS are not sponsored, endorsed, sold, or promoted by the Trust. The Trust makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the securities. The Trust has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying commodity shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a purchaser of the PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying commodity shares.

“DBIQ” is a service mark of Deutsche Bank AG and has been licensed for use for certain purposes by DBSI. The PLUS are not sponsored, endorsed, sold, or promoted by Deutsche Bank AG. Deutsche Bank AG makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. Deutsche Bank AG has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The DBIQ Diversified Agriculture Index Excess Return™. The DBIQ Diversified Agriculture Index Excess Return™ is a rules-based index composed of futures contracts of 11 commodities involved primarily in the agricultural sector. The DBIQ Diversified Agriculture Index Excess Return™ includes feeder cattle, cocoa, coffee, corn, cotton, lean hogs, live cattle, soybeans, sugar, wheat and Kansas wheat.

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Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Share underlying index:	The DBIQ Diversified Agriculture Index Excess Return™
Share underlying index publisher:	Deutsche Bank AG London, or any successor thereof
Denominations:	$1,000 per PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Postponement of valuation date:

If a market disruption event occurs on the scheduled valuation date, the closing price for the underlying commodity shares for the valuation date will be the closing price on the next trading day on which no market disruption event occurs; provided that the closing price for the underlying commodity shares for the valuation date will not be determined on a date later than the fifth scheduled trading day following the valuation date and if such date is not a trading day or if there is a market disruption event with respect to such underlying commodity shares on such date, the calculation agent will determine the closing price for the underlying commodity shares for the valuation date as the arithmetic mean of the bid prices for the underlying commodity shares for such date obtained from as many recognized dealers in such underlying commodity shares, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Closing price:

The closing price on any trading day means:

(i) if the underlying commodity shares (or any such other security) are listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying commodity ETF shares (or any such other security) are listed,

(ii) if the underlying commodity shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

(iii) if the underlying commodity shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying commodity shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the closing price for one underlying commodity share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the underlying commodity shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the underlying commodity shares (or any such other security) is not available pursuant to the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying commodity shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such

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bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “Discontinuance of the underlying commodity shares; alteration of method of calculation” below.

Business day:

Any day other than a Saturday or Sunday which is neither a legal holiday nor a day on which banking institutions are required or authorized by law or regulation to close in New York, New York or the city and state of our principal place of business or a day on which transactions in U.S. dollars are not conducted.

Trading day:

Trading day means a day, as determined by the calculation agent, on which NYSE Arca (or if NYSE Arca is no longer the principal exchange or trading market for the underlying commodity shares, such exchange or principal trading market for the underlying commodity shares that serves as the price-source for the underlying commodity shares) is open for trading during its regular trading session, notwithstanding such exchange or principal trading market closing prior to its scheduled closing time.

Market disruption event:

With respect to the underlying commodity shares, market disruption event means:

(i) the occurrence or existence of any of:

a. a suspension, absence or material limitation of trading of the underlying commodity shares on the primary market for the underlying commodity shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying commodity shares as a result of which the reported trading prices for the underlying commodity shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying commodity shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

b. a suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the underlying commodity shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion, and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event in respect of the underlying commodity shares has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the market, (2) a decision to permanently discontinue trading in the underlying commodity shares or in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying commodity shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying commodity shares and (4) a “suspension, absence or material limitation of trading” on the primary market on which futures or options contracts related to the underlying commodity shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the underlying commodity shares; alteration of method of calculation:

If trading in the underlying commodity shares on every applicable national securities exchange is permanently discontinued or the underlying commodity shares are liquidated or otherwise terminated (a “discontinuance or liquidation event”), the PLUS will be deemed accelerated to the fifth business day following the date notice of such liquidation event is provided to holders of the underlying commodity shares under the terms of the underlying commodity shares (the date of such notice, the “liquidation announcement date” and the fifth business day following the liquidation announcement date, the “acceleration date”), and the payment to you on the acceleration date will be equal to the fair market value of the PLUS on the trading day immediately following the liquidation announcement date as determined by the calculation agent in its sole discretion based on its internal models, which will take into

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Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the trustee for delivery to the depositary, as holder of the PLUS, on the maturity date.

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Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the PLUS, including the leveraged upside payment, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying prospectus supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying prospectus supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.

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Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying commodity shares and in futures and options contracts on the underlying commodity shares or any component commodities of the share underlying index, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying commodity shares on the pricing date, and therefore the price at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the underlying commodity shares, futures or options contracts on the underlying commodity shares or component commodities of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity shares, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $15 for each PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the

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Morgan Stanley Finance LLC

PLUS Based on the Invesco DB Agriculture Fund due May 25, 2023

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

accompanying prospectus) and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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